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                                                                     EXHIBIT G-5


                         DISCUSSION OF TAX IMPLICATIONS


I.       INTRODUCTION

                  This memorandum outlines the state tax pressures imposed on REI as a result of the changes to the Restructuring in order to move into the 1935 Act Section 3(a)(1) exempt structure and how REI will mitigate those state taxes.


II.      TEXAS FRANCHISE TAX PRINCIPLES

                  There are five principles of Texas franchise tax law that motivate the new structure of the Restructuring:

                  1. Texas franchise tax is based upon 4.5% of taxable income. Taxable income is generally determined by using federal income tax principles. For example, if a transaction qualifies as a tax-free spin-off for federal income tax purposes, it qualifies as a tax-free spin-off for state franchise tax purposes.

                  2. Texas franchise tax law does not provide for any consolidated return concept. Each corporation reports its income on a stand alone basis. In particular, there is no deferred intercompany gain concept. Any taxable transaction between two members of a consolidated group is included in the Texas franchise tax income of the selling member.

                  3. Dividends from corporations organized outside of Texas are not treated by the recipient as Texas receipts for Texas franchise tax purposes ("Dividend Sourcing Rule"). This is the case even if the dividend payor operates its business in Texas.

                  4. In the case of a sale of corporate stock to a corporation, the gain is taxable to the seller if the buyer is a Texas corporation ("Gain Sourcing Rule"). If the buyer is a corporation organized outside of Texas, the seller does not pay tax on the gain from the sale of the stock.

                  5. A limited liability company (wherever organized) is taxed as a corporation for Texas franchise tax purposes. A wholly owned limited liability company is not ignored for Texas franchise tax purposes.


III.     STATE TAX ISSUES

                  Disqualified Spin-offs. REI's distribution of the stock of Reliant Energy Resources Corp. and distribution of the stock of Texas Genco Holding, Inc. are not spin-offs qualified under Section 355. Reliant Energy Resources Corp. has not conducted an active



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business for the required five years because REI acquired Reliant Energy
Resources Corp. in a partially taxable transaction in 1997. The distribution of the stock of Texas Genco Holding, Inc. may not qualify as a Section 355 spin-off because Texas Genco Holding, Inc. will probably be ignored as a corporation because it is being formed and then immediately liquidated in connection with the spin-off. The distribution of the Texas Genco Holding, Inc. stock is therefore essentially the distribution of the assets of the ignored limited liability companies and limited partnership that hold the Texas Genco generation assets.

                  For federal tax purposes, if these distributions do not qualify as tax-free spin-offs, these distributions will be deferred intercompany transactions. For state tax purposes, because there is no deferred intercompany gain concept, these distributions will be currently taxable to REI under Section 311 as a distribution of appreciated property to Regco and will also be taxable to Regco as an in-kind dividend.

                  Regular Dividends. The operating earnings of REI and Reliant Energy Resources Corp. are includible in the Texas taxable income of those corporations. Because there is no consolidated return concept, the dividends paid by those operating companies may be again included in the Texas taxable income of Regco.


IV.      RESOLUTION OF STATE TAX ISSUES IN REGISTERED STRUCTURE

                  Disqualified Spin-offs. In the situation where both Regco and REI are Delaware corporations, the Texas tax on the Section 311 gain arising from the distribution of the stock of Reliant Energy Resources Corp. and Texas Genco Holding, Inc. is eliminated through the use of the Gain Sourcing Rule. The
Section 311 gain to REI is eliminated because Regco, the transferee or buyer of the corporate stock, is a Delaware corporation.

                  Under the Dividend Sourcing Rule, Regco is not required to include the value of the distributed stock in its Texas taxable income because the dividend is received from REI, a Delaware payor.

                  Regular Dividends. The operating income of REI and Reliant Energy Resources Corp. will be taxable to those entities for Texas franchise tax purposes. Because those entities would have been organized in Delaware, the dividend of those operating earnings to Regco will not be included in Regco's Texas taxable income under the Dividend Sourcing Rule.


V.       RESOLUTION OF STATE TAX ISSUES IN SECTION 3(a)(1) EXEMPT STRUCTURE

                  Because Regco and REI must now both be Texas corporations in order to satisfy the Section 3(a)(1) exemption under the 1935 Act, the advantages of the Dividend Sourcing Rule and the Gain Sourcing Rule necessitate the insertion of a Delaware limited liability company between Regco and REI.

                  Disqualified Spin-offs. If the disqualified spin-offs were made by one Texas corporation, REI, to another Texas corporation, Regco, REI would include the Section 311 gain


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in its Texas taxable income and Regco would include the value of the in-kind distribution in its Texas taxable income.

                  This Texas state tax will be eliminated by inserting a Delaware intermediary limited liability company between the two Texas entities. Because the disqualified spin-offs will first be made by REI to Utility Holding LLC, a Delaware limited liability company, the Gain Sourcing Rule will apply to eliminate the gain to REI. The in-kind dividend to Utility Holding LLC will not be included in the Texas taxable income of Utility Holding LLC because Utility Holding LLC will have no contacts with Texas and accordingly will not be subject to Texas franchise tax.

                  When Utility Holding LLC distributes the stock of Reliant Energy Resources Corp. and Texas Genco Holding, Inc. to Regco, there will be no
Section 311 gain using federal income tax principles because the previous distribution would have stepped-up the basis in the distributed assets for state tax purposes to fair market value in the hands of Utility Holding LLC. Further, Utility Holding LLC will have no contacts with Texas and accordingly will not be subject to Texas franchise tax. Under the Dividend Sourcing Rule, Regco will not recognize Texas taxable income on the receipt of the in-kind dividend.

                  Regular Dividends. When dividends of operating income are declared in favor of Regco by REI, Reliant Energy Resources Corp. and Texas Genco, those dividends will be first paid to Utility Holding LLC which is a company that will have no contacts with Texas and that accordingly will not be subject to Texas franchise tax. When Utility Holding LLC pays the dividend to Regco, Regco will not be taxed on the dividend because of the Dividend Sourcing Rule.


VI.      FEDERAL INCOME TAX EFFECT OF DELAWARE INTERMEDIARY

                  Because Utility Holding LLC will be ignored for federal income tax purposes, the insertion of that company will not affect the federal income tax treatment of the distributions. Any distribution to Utility Holding LLC will be treated as a distribution to Regco for federal income tax purposes. Any contribution by Regco to Utility Holding LLC will be treated as a contribution to a Regco division for federal income tax purposes.

                  In the future it may be necessary to eliminate Utility Holding LLC, the limited liability company intermediary, to comply with the requirements of the 1935 Act. Further, if the 1935 Act is repealed or amended, Regco may desire to eliminate the cumbersome structure. To revise the structure, REI would merge Utility Holding LLC into Regco and at the same time Regco and REI would each reincorporate in Delaware or in another state outside of Texas.



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